                                                                     EXHIBIT 2.7

                     FORM OF AGREEMENT OF PURCHASE AND SALE

      Agreement of Purchase and Sale dated as of the [-] day of [-], 2004
(the "EFFECTIVE DATE") between 1387746 Ontario Inc. an Ontario corporation (the "VENDOR") and BST Acquisition Ltd., a New Brunswick corporation (the "PURCHASER").

      RECITALS:

      (a) Bolton Steel Tube Co., Ltd. ("BOLTON") and the Purchaser entered into an Asset Purchase Agreement dated as of June [-], 2004 (the "ASSET PURCHASE AGREEMENT") pursuant to which Bolton agreed to sell and the Purchaser agreed to purchase as a going concern the Business of Bolton (as defined in the Asset Purchase Agreement) which is carried on by Bolton from the Property, all on the terms and conditions of the Asset Purchase Agreement;

      (b) It is a condition of the completion of the Asset Purchase Agreement that the Purchaser enter into this Agreement to acquire the Property directly from the owner thereof, namely, the Vendor, all on the terms and conditions hereof;

      (c) It is also a condition of the completion of the Asset Purchase Agreement that Bolton cause the Vendor as landlord to enter into an interim lease with the Purchaser as tenant in respect of the Property (the "INTERIM LEASE") effective as of the Closing Date (as defined in the Asset Purchase Agreement) in order to permit the Purchaser to operate the Business therefrom pending completion of the transaction of purchase and sale contemplated herein.

      In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1 DEFINED TERMS.

      As used in this Agreement, the following terms have the following meanings:

      "BUILDING" means the buildings situate on the Land, together with all other structures situate on the Land and municipally known as 2495 Haines Road, Mississauga, Ontario, including all improvements thereto and to the Land and all fixtures forming a part thereof.

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                                      - 2 -

      "CHATTELS" means collectively, all the goods, chattels, equipment, furnishings and other personal property of the Vendor, customarily located on the Land or in the Building and used in connection with the operation, maintenance, repair, management or occupancy thereof, excluding any and all property and assets which are the subject matter of the Asset Purchase Agreement. [NTD: VENDOR TO ADVISE IF THERE ARE ANY AND LIST THEM IN SCHEDULE -.]

      "EFFECTIVE DATE" means the date of the Agreement first written above.

      "LAND" means those certain lands situate in the City of Mississauga, Regional Municipality of Peel, Province of Ontario, being more particularly legally described in Schedule "1.1" hereto.

      "PERMITTED ENCUMBRANCES" has the meaning ascribed in Section 4.5.

      "PROPERTY" means, collectively, the Land, the Building and the Chattels.

      "PURCHASE PRICE" has the meaning ascribed in Section 2.2.

      "REAL ESTATE CLOSING" means the completion of the transaction of purchase and sale in respect of the Property provided for in this Agreement and, where the context so requires, the time and date at which the same shall be effected pursuant to Section 8.1 hereof and "TIME OF CLOSING" shall have a corresponding meaning.

      "REAL ESTATE CLOSING DATE" means the 90th day immediately following the Effective Date or such earlier date as is at least 10 business days following Vendor's receipt of a written notice of the Purchaser specifying an earlier closing date.

      "REQUISITION PERIOD" means that period commencing on the date of this Agreement and ending at 4:59 p.m. on the date which is thirty (30) days thereafter.

SECTION 1.2 GENDER AND NUMBER.

      Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

SECTION 1.3 HEADINGS, ETC.

      The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

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                                      - 3 -

SECTION 1.4 CURRENCY.

      All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

SECTION 1.5 SEVERABILITY.

      Any Article or Section of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

SECTION 1.6 ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth herein and in the Asset Purchase Agreement.

SECTION 1.7 AMENDMENTS.

      This Agreement may only be amended, modified or supplemented by a written agreement signed by all of the parties hereto.

SECTION 1.8 WAIVER.

      No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

SECTION 1.9 GOVERNING LAW.

      This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SECTION 1.10 INCORPORATION OF SCHEDULES.

      The following are the schedules attached to and incorporated in this
Agreement:

       Schedule "1.1"      -    Legal Description of the Land

       Schedule "2.2(c)"   -    Form of Second Mortgage

       Schedule "4.5(f)"   -    Permitted Encumbrances

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                                    ARTICLE 2
                           PURCHASE AND PURCHASE PRICE

SECTION 2.1 PURCHASE.

      On and subject to the terms and conditions herein contained, the Vendor agrees to sell, assign and transfer the Property to the Purchaser and the Purchaser agrees to purchase the Property from the Vendor, as, at and from the Time of Closing on the Real Estate Closing Date.

SECTION 2.2 PRICE AND PAYMENT.

      The purchase price (the "PURCHASE PRICE") for the Property shall be the sum of FIVE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($5,700,000.00) and shall be payable by the Purchaser to the Vendor as follows:

      (a) Two Hundred Thousand Dollars ($200,000.00) by way of a deposit (the "DEPOSIT") to be paid by the Purchaser to the Vendor's solicitors, in trust, by certified cheque or bank draft drawn upon a Schedule 1 Canadian chartered bank made payable to the Vendor's solicitors, in trust, within one (1) business day after the Effective Date, to be held in trust pending completion or other termination of this Agreement and credited on account of the Purchase Price upon successful completion of the transaction of purchase and sale contemplated hereby;

      (b) Four Million Three Hundred Thousand Dollars ($4,300,000.00) of the Purchase Price, subject to any adjustments made in accordance with
            Section 8.2, shall be paid by the Purchaser to the Vendor on the Real Estate Closing by way of certified cheque or bank draft drawn upon a Schedule 1 Canadian chartered bank made payable to the Vendor or as it may otherwise direct in writing; and

      (c) Provided that (i) the Purchaser's equity in the Property as at the Real Estate Closing Date is at least Five Hundred Thousand Dollars ($500,000.00), and (ii) any first mortgage of the Property does not exceed Four Million Dollars ($4,000,000.00), the balance of the Purchase Price, namely, One Million, Two Hundred Thousand Dollars ($1,200,000.00), shall be paid by way of a promissory note issued in favour of the Vendor (the "PROMISSORY NOTE") and secured by a second mortgage or charge in favour of the Vendor (the "SECOND MORTGAGE") (subordinate only to a first mortgage in favour of a financial institutional lender not to exceed $4,000,000.00), each in the original principal amount of One Million Two Hundred Thousand Dollars ($1,200,000.00) maturing on the 15th month anniversary of the Real Estate Closing Date and bearing interest at the rate of 8% per annum, calculated and payable monthly, such Promissory Note and

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                                      - 5 -

            Second Mortgage to be in the form or substantially in the form of Schedule "2.2(c)" annexed hereto.

      (d) In the event that each of the conditions set out in Section 2.2(c)(i) and (ii) above are not satisfied, the balance of the Purchase Price, namely, One Million Two Hundred Thousand Dollars ($1,200,000.00) shall be paid by the Purchaser to the Vendor on the Real Estate Closing by way of certified cheque or bank draft drawn upon a Schedule 1 Canadian chartered bank made payable to the Vendor or as it may otherwise direct in writing.

SECTION 2.3 ALLOCATION.

      The Vendor and the Purchaser agree that for accounting, income tax and other purposes, the Purchase Price shall be allocated among the Land, the Building and the Chattels as follows:

Land                          $1,600,000

Building                      $4,100,000

Chattels                        Nominal
                              ----------
Total                         $5,700,000
                              ==========

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF VENDOR.

      The Vendor represents and warrants to the Purchaser as follows and acknowledges and confirms that the Purchaser is relying upon such representations and warranties for the purposes of entering into this Agreement:

      (a) The Vendor is a corporation duly incorporated and organized under the laws of the Province of Ontario, is validly subsisting, has the corporate power to own and sell to the Purchaser the Property;

      (b) The Vendor is not now and will not at the Time of Closing be a non-resident of Canada within the meaning of the Income Tax Act (Canada);

      (c) The Vendor is not aware of any conditions at the Property which violate any environmental laws or regulations, other than as disclosed in the Reports (as that term is defined in the Asset Purchase Agreement);

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      (d)   No person, firm or corporation, other than the Purchaser, has any agreement or right capable of becoming an agreement for the purchase of the Property or any part thereof;

      (e) There are no actions, suits or proceedings currently affecting the Property or to the actual knowledge of the Vendor, pending or presently outstanding at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, tribunal or agency which, if successful, would have a material adverse effect on title to the Property or the economic value thereof; and

      (f) No part of the Land or the Building has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has the Vendor received any notice that a proceeding in respect thereof has been commenced.

SECTION 3.2 QUALIFICATIONS TO REPRESENTATIONS AND WARRANTIES OF VENDOR

      Notwithstanding the representations and warranties of the Vendor set out in Section 3.1 above (the "VENDOR'S REPRESENTATIONS AND WARRANTIES"), same are hereby qualified to the extent any such Vendor's Representations and Warranties fail to be true and correct in any material respect as a result of, or in any way caused by or connected with, directly or indirectly, the Purchaser's use and occupation of the Property and operation of the Business therefrom pursuant to the Interim Lease.

SECTION 3.3 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying upon such representations and warranties for the purposes of entering into this Agreement:

      (a) The Purchaser is a corporation duly incorporated and organized under the laws of the Province of New Brunswick, is validly subsisting, has the corporate power to own and sell to the Vendor the Property;

      (b) The Purchaser is not now and will not at the Time of Closing be a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

      (c) No governmental or regulatory authorizations, consents, approvals, filings or notices pertaining to the Purchaser are required to be obtained or given or waiting period is required to expire in order that the purchase and sale of the Property may be consummated by the Purchaser or for the Purchaser to carry out its obligations set out in this Agreement save and except for any required notification filing under

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            the Investment Canada Act. The Purchaser hereby agrees to make the required notification filing under the Investment Canada Act within the prescribed time period.

SECTION 3.4 AS IS, WHERE IS.

      Subject to Sections 3.1 and 3.2 above, the Purchaser acknowledges and agrees that it is acquiring the Property on an "as is, where is" basis without any representations or warranties, expressed or implied, as to title, encumbrance, description, condition (physical, environmental or otherwise), cost, size, merchantability or fitness for purpose, quantity or quality thereof, the existence or non-existence of any hazardous materials, compliance with any or all environmental laws or in respect of any matter or thing whatsoever concerning the Property. The Purchaser acknowledges and agrees that it is responsible to satisfy itself, and is relying solely upon its own inspections and investigations with respect to the Property in this regard.

                                    ARTICLE 4
                             TITLE AND INSPECTIONS

SECTION 4.1 DOCUMENTS.

      The Vendor shall forthwith make available to the Purchaser, its solicitors and other authorized representatives, all title documents, abstracts of title, deeds, engineering and architectural drawings, records containing information relating to any environmental matters affecting the Property or its use including any permits, licences, or approvals and results of any environmental tests and surveys, and all other documents relating to the Property in the Vendor's possession or under its control, all of which shall become the property of the Purchaser at the Time of Closing.

SECTION 4.2 SURVEY.

      Forthwith after the execution of this Agreement by both parties, the Vendor shall provide the Purchaser with (i) a copy of an existing survey of the Land prepared by W.M. Fenton Limited, O.L.S. dated May 2, 2000 (the "SURVEY"), and (ii) a full set of the plans and specifications for the Building and all other structures situate on the Land to the extent in the Vendor's possession or control, in both cases, to the extent not previously delivered to the Purchaser or its solicitors.

SECTION 4.3 TITLE EXAMINATION.

      The Purchaser shall have until the expiration of the Requisition Period to examine the title to the Property, to satisfy itself that there are no outstanding municipal work orders, deficiency notices, orders, directives, orders of non-compliance or other requirements in connection with the Property, to satisfy itself

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                                      - 8 -

that the present use of the Property may be lawfully continued. If within such Requisition Period, any valid objection to title (other than a Permitted Encumbrance) or to any outstanding work order, deficiency notice, order, directive, notice of non-compliance or other requirement in connection with the Property or to the fact that the present use may not be lawfully continued (including legal non-conforming use, if applicable) is made in writing to the Vendor and which the Vendor is unable to remove, remedy or satisfy and which the Purchaser will not waive, then this Agreement, notwithstanding any intermediate acts or negotiations in respect of such objections, shall be at an end. Save as to any valid objections so made prior to the expiration of the Requisition Period and except for any objection going to the root of the title to the Property, the Purchaser shall be conclusively deemed to have accepted the Vendor's title to the Property, provided that the Purchaser shall have the right to make further objections arising out of or in respect of any registration against title to the Property after the expiration of the Requisition Period but before the Real Estate Closing. Notwithstanding the foregoing, for greater certainty, the parties acknowledge and agree that the Purchaser shall not be entitled to requisition nor shall the Vendor be responsible or liable to satisfy any requisition resulting from or in any way caused by or connected with, directly or indirectly, the Interim Lease, nor the Purchaser's use and occupation of the Property and operation of the Business therefrom pursuant to the Interim Lease.

SECTION 4.4 RELEASE OF INFORMATION.

      The Vendor hereby consents to the release to the Purchaser and its authorized representatives by all appropriate governmental and municipal authorities of all information on record relating to the Property and the Vendor further agrees to execute such written consents, in a form satisfactory to the Purchaser, within five (5) days of request therefor, provided that the Purchaser shall deliver to the Vendor copies of any and all responses received from such authorities and, furthermore, provided that all such information shall be subject to the confidentiality provisions of Section 12.2 of the Asset Purchase Agreement which are hereby incorporated by reference to form an integral part hereof. Such consents shall not authorize any on-site or physical inspections of the Property which are specifically prohibited hereunder and excluded herefrom.

SECTION 4.5 PERMITTED ENCUMBRANCES.

      Notwithstanding the provisions of Section 4.3, the Purchaser acknowledges and agrees that title to the Property may, at the Time of Closing, be subject to any or all of the following encumbrances ("PERMITTED ENCUMBRANCES") and the Purchaser agrees to accept a transfer of the Property from the Vendor subject thereto:

      (a) minor easements for the supply of utility services to the Land and the Building, provided that no such easement materially interferes with the use of the Land or the Building as currently used;

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                                      - 9 -

      (b) all registered development, subdivision and site plan agreements, provided that the same are complied with insofar as they affect or relate to the Land or the Building and provided that no such agreement materially interferes with the use of the Land and the Building as currently used;

      (c) the reservations, limitations, provisos and conditions expressed or contained in the original grant of the Land from the Crown;

      (d) the Interim Lease and all matters otherwise subject to requisition pursuant to Section 4.3 above but for the exceptions and caveats set out therein;

      (e) all easements, rights-of-ways, encroachments and defects and irregularities disclosed in the Survey; and

      (f)   the items listed in Schedule "4.5(f)" hereto.

                                    ARTICLE 5
                             COVENANTS OF THE VENDOR

SECTION 5.1 COVENANTS.

      The Vendor covenants with the Purchaser as follows and acknowledges that such covenants are being relied upon by the Purchaser:

      (a) The Vendor shall do nothing to encumber the Property after the date of this Agreement and while the same is in effect and shall discharge all mortgages, charges, liens and encumbrances on the Property on or before the Real Estate Closing, other than Permitted Encumbrances;

      (b) Without limiting the generality of Section 5.1(a), the Vendor shall not, without the prior written consent of the Purchaser, which consent may be arbitrarily withheld, enter into any lease of the Property or any part thereof after the date of this Agreement and while the same is in effect, other than the Interim Lease;

      (c) Without limiting the generality of Section 5.1 (a), the Vendor shall not market, advertise, offer for sale, agree to sell or sell the Property or any part thereof to any other person, firm or corporation after the date of this Agreement and while the same is in effect; and

      (d) The Vendor shall execute such further assurances as may be reasonably requested by the Purchaser.

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                                    ARTICLE 6
                                   CONDITIONS

SECTION 6.1 CLOSING CONDITIONS OF PURCHASER.

      The obligation of the Purchaser to complete the transaction of purchase and sale of the Property contemplated herein shall be subject to the fulfilment of the following terms and conditions, on or before the Real Estate Closing, which terms and conditions are for the exclusive benefit of the Purchaser and which may be waived, in whole or in part, only by the Purchaser:

      (a) The representations and warranties of the Vendor set forth herein shall be true, correct and complete in every material respect as if given at the Time of Closing;

      (b) All of the covenants of the Vendor to be complied with or performed by the Vendor on or before the Real Estate Closing shall have been duly complied with or performed; and

      (c) Each of the deliveries required to be made by the Vendor to the Purchaser under Section 8.3 hereof shall have been duly made.

SECTION 6.2 CLOSING CONDITIONS OF VENDOR.

      The obligation of the Vendor to complete the transaction of purchase and sale of the Property contemplated herein shall be subject to the fulfilment of the following terms and conditions, on or before the Real Estate Closing, which terms and conditions are for the exclusive benefit of the Vendor and which may be waived, in whole or in part, only by the Vendor:

      (a) The representations and warranties of the Purchaser set forth herein shall be true, correct and complete in every material respect as if given at the Time of Closing;

      (b) All of the covenants of the Purchaser to be complied with or performed by the Purchaser on or before the Real Estate Closing shall have been duly complied with or performed;

      (c) Each of the deliveries required to be made by the Purchaser to the Vendor under Section 8.3 hereof shall have been duly made;

      (d) No breach or default by the Purchaser shall have occurred under the Asset Purchase Agreement and the Purchase Transaction (as defined in the Asset Purchase Agreement) shall have successfully closed in accordance with the terms thereof; and

      (e) No default or breach by the Purchaser shall have occurred under the terms of the Interim Lease.

SECTION 6.3 NON-FULFILMENT AND WAIVER BY PURCHASER.

      In the event that any condition set forth in Section 6.1 shall not have been satisfied on or before the Real Estate Closing, then the Purchaser may, at its option, without prejudice to the exercise of any other right or remedy of the Purchaser hereunder or otherwise at law or in equity, terminate this Agreement by notice in writing to the Vendor; provided, however, that the Purchaser shall be entitled to waive compliance with any of such conditions, in whole or in part, if it sees fit to do so, without prejudice to any of its rights of termination in the event of non-performance of any other covenant or condition contained herein.

SECTION 6.4 NON-FULFILMENT AND WAIVER BY VENDOR.

      In the event that any condition set forth in Section 6.1 shall not have been satisfied on or before the Real Estate Closing, then the Vendor may, at its option, without prejudice to the exercise of any other right or remedy of the Vendor hereunder or otherwise at law or in equity, terminate this Agreement by notice in writing to the Purchaser; provided, however, that the Vendor shall be entitled to waive compliance with any of such conditions, in whole or in part, if it sees fit to do so, without prejudice to any of its rights of termination in the event of non-performance of any other covenant or condition contained herein.

                                    ARTICLE 7
                                       GST

SECTION 7.1 GST ON LAND AND BUILDING.

      The Purchaser hereby represents and warrants to the Vendor that (i) it is registered for the purposes of Part IX of the Excise Tax Act (Canada) in accordance with the requirements of Subdivision (d) of Division V thereof; (ii) it will continue to be so registered at the time of the Real Estate Closing; and
(iii) it is buying the Property on its own account and not as agent. The Purchaser covenants to deliver to the Vendor upon the Real Estate Closing (i) a notarial copy of the certificate evidencing its registration for purposes of the goods and services tax ("GST"), including the registration number assigned to it; and (ii) the declaration and indemnity of the Purchaser confirming the accuracy, as at the Real Estate Closing, of the representations and warranties set out in this paragraph and agreeing to indemnify the Vendor for any amounts for which the Vendor may become liable as a result of any failure by the Purchaser to pay the GST payable in respect of the sale of the Land and Building under Part IX of the Excise Tax Act (Canada). Provided that the Purchaser delivers a notarial copy of the certificate and the declaration and indemnity as set out above, then the Purchaser shall not be required to pay to the

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                                     - 12 -

Vendor, nor shall the Vendor be required to collect from the Purchaser, the GST in respect of the Land and Building. In the event that the Purchaser shall fail to deliver the notarial copy of the certificate and the declaration and indemnity as set out above, then the Purchaser shall pay to the Vendor, in addition to the Purchase Price, in pursuance of the Purchaser's obligation to pay and the Vendor's obligation to collect GST under the provisions of the Excise Tax Act (Canada), an amount equal to seven percent (7%) of said Purchase Price allocated to the Land and Building.

SECTION 7.2 SALES TAX AND GST ON CHATTELS.

      The Purchaser shall be liable for and shall pay all land transfer taxes, federal and provincial sales taxes and all other taxes, duties, registration charges or other like charges, including GST, properly payable by the Purchaser upon and in connection with the conveyance and transfer of the Property by the Vendor to the Purchaser hereunder.

                                    ARTICLE 8
                                     CLOSING

SECTION 8.1 DATE AND PLACE OF CLOSING.

      The closing of the transaction of purchase and sale of the Property contemplated herein shall be effected on the Real Estate Closing Date, at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, or at such other time and place as may be agreed upon by the parties hereto.

SECTION 8.2 ADJUSTMENTS.

      All realty taxes, insurance premiums, hydro expenses, water expenses, gas rates, fuel expenses and other outgoings or expenditures with respect to the Property, to the extent that they are not the responsibility of the Purchaser as tenant under the Interim Lease in which case there shall be no adjustment, shall be apportioned as necessary and allowed to the Real Estate Closing.

SECTION 8.3 VENDOR'S DELIVERIES ON CLOSING.

      On the Real Estate Closing, the Vendor shall deliver to the Purchaser, against payment by the Purchaser to the Vendor of the balance of the Purchase Price and delivery to the Vendor of the Purchaser's Closing Documents, the following (the "VENDOR'S CLOSING DOCUMENTS"):

      (a) all conveyances, assignments, affidavits, certificates and other documents necessary or reasonably required to transfer effectively the Property to the Purchaser including, without limitation, a transfer of the Land in statutory form with the Planning Act (Ontario) statements thereof completed and a bill of sale for the Chattels;

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                                     - 13 -

      (b)   a statement of adjustments in accordance with Section 8.2;

      (c) an undertaking to re-adjust, if necessary, in respect of any of the items on the statement of adjustments, duly executed by the Vendor;

      (d) a copy certified by a senior officer of the Vendor of a joint resolution of the board of directors and shareholders of the Vendor authorizing and approving the sale of the Property to the Purchaser on the terms and conditions herein set forth;

      (e) statutory declaration of a senior officer of the Vendor confirming that as at the date of this Agreement and as at the date of the Real Estate Closing, the Vendor was not and is not a non-resident of Canada within the meaning of the Income Tax Act (Canada), respectively;

      (f) all books, files and records in the possession or control of the Vendor (including keys) pertaining to the ownership, management, operation or development of the Property or any part thereof, to the extent not previously delivered to the Purchaser;

      (g) vacant possession of the Land and the Building subject to the Permitted Encumbrances; and

      (h) such further documentation relating to the completion of the transactions contemplated in this Agreement as shall be otherwise referred to in this Agreement or as the Purchaser shall reasonably require.

SECTION 8.4 PURCHASER'S DELIVERIES ON CLOSING.

      On the Real Estate Closing, the Purchaser shall deliver to the Vendor, against delivery to the Purchaser of the Vendor's Closing Documents, the following (the "PURCHASER'S CLOSING DOCUMENTS"):

      (a) a certified cheque or bank draft representing the Balance due on the Real Estate Closing pursuant to Section 2.2 above;

      (b) if applicable, the Promissory Note and Second Mortgage duly executed by the Purchaser and, in the case of the Second Mortgage only, duly registered on title to the Property as a good and valid second charge thereof from the Purchaser in favour of the Vendor in accordance with Section 2.2 above, together with such other additional collateral security thereto as the Vendor may reasonably request in order to better secure and perfect the security contemplated thereby;

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                                     - 14 -

      (c) an undertaking to re-adjust, if necessary, in respect of any items on the statement of adjustments, duly executed by the Purchaser;

      (d) a copy certified by a senior officer of the Purchaser of a resolution of the board of directors of the Purchaser authorizing and approving the purchase of the Property by the Purchaser on the terms and conditions herein set forth and execution, delivery and, where applicable, registration on title to the Property, of the Promissory Note and Second Mortgage, together with such other additional collateral security thereto as the Vendor may reasonably request in order to better secure and perfect the security contemplated thereby;

      (e) statutory declaration of a senior officer of the Purchaser confirming that as at the date of this Agreement and as at the date of the Real Estate Closing, the Purchaser was not and is not a non-resident of Canada within the meaning of the Income Tax Act (Canada), respectively;

      (f)   the G.S.T. declaration and indemnity contemplated pursuant to
            Section 7.11 of this Agreement duly executed by the Purchaser; and

      (g) such further documentation relating to the completion of this transaction contemplated in this Agreement as shall be otherwise referred to in this Agreement or as the Vendor shall reasonably require.

SECTION 8.5 COMPLETION OF CLOSING.

      Registration of all the requisite documents in all appropriate offices of public record and all matters of payment and delivery of documents by each party to the other shall be deemed to be concurrent requirements of the Real Estate Closing so that the Real Estate Closing shall not be completed hereunder until everything has been paid, delivered and registered.

SECTION 8.6 NEGOTIATION OF CLOSING DOCUMENTS.

      Except as otherwise expressly provided herein, all closing documents and other agreements to be entered into or delivered pursuant to this Agreement shall be in form and substance satisfactory to the Vendor and Purchaser and their respective counsel, each acting reasonably and in good faith.

                                    ARTICLE 9
                                  PLANNING ACT

SECTION 9.1 PLANNING ACT COMPLIANCE.

      All of the mutual covenants, conditions, agreements and payments contained in this Agreement shall be conditional upon compliance with the Planning Act (Ontario). The Vendor covenants with the Purchaser that the Vendor shall obtain prior to the Real Estate Closing all necessary consents under the Planning Act (Ontario) for the conveyance of the Property or any part thereof to the Purchaser and shall comply with any conditions imposed with respect to any such consents, all at the Vendor's expense.

                                   ARTICLE 10
              SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

SECTION 10.1 SURVIVAL.

      The covenants, representations and warranties of the Vendor and Purchaser contained in this Agreement or in the Schedules hereto or contained in certificates or documents submitted pursuant to or in connection with the transaction of purchase and sale herein provided for shall survive the Real Estate Closing Date for a period of six (6) months thereafter (the "CLAIM PERIOD") and, notwithstanding such Real Estate Closing, and regardless of any investigation by or on behalf of the Purchaser or Vendor with respect thereto, shall continue in full force and effect for the benefit of the Purchaser and Vendor, respectively, during the Claim Period, provided that a written notice of a claim hereunder is made on or before expiry of the Claim Period, failing which the parties hereto should be forever released and discharged from any and all further obligations hereunder.

                                   ARTICLE 11
                                  MISCELLANEOUS

SECTION 11.1 NO ASSUMPTION.

      Save and except as contemplated under the Asset Purchase Agreement or this Agreement, the Purchaser shall not be obliged to assume or perform any obligation of the Vendor in respect of its ownership, management, operation or development of the Property.

SECTION 11.2 NO REALTY FEES OR COMMISSIONS.

      The Vendor acknowledges and agrees that the Purchaser shall not be responsible for any real estate or brokerage commission or fee payable to the Agent or to any person arising out of or in connection with the purchase and sale transaction contemplated by this Agreement. The Purchaser acknowledges and agrees that the Vendor shall not be responsible for any real estate or brokerage commission or fee payable to any person arising out of or in connection with the purchase and sale transaction contemplated by this Agreement other than the Agent.

SECTION 11.3 NOTICE.

(1) Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivering it or sending it by facsimile addressed as follows:

      (a)   to the Vendor at:

            1387746 Ontario Inc.
            c/o Bolton Steel Tube Co. Ltd.
            455A Piercey Rd.
            Bolton, Ontario
            L7E 5B8

            Attention: Winston Penny

            with a copy to:

            Weir Foulds LLP
            The Exchange Tower, Suite 1600
            P.O. Box 480, 130 King Street West
            Toronto, Ontario
            M5X 1J5

            Attention: Daniel P. Ferguson

      (b)   to the Purchaser at:

            BST Acquisition Ltd.
            P.O. Box 36940
            Gross Pointe, Michigan
            U.S.A. 48236

            Attention: President
            with a copy to:

            Stikeman Elliott LLP
            199 Bay Street
            5300 Commerce Court West
            Toronto, Ontario
            M5L 1B9

            Attention: Richard E. Clark

(2) Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by facsimile or other similar form of electronic telecommunications on the next business day following such transmission or, if delivered, to have been received on the date of such delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

SECTION 11.4 SOLICITORS AS AGENTS.

      Notices, approvals, waivers and other documents permitted, required or contemplated by this Agreement may be given or delivered by the parties hereto or by their respective solicitors on their behalf.

SECTION 11.5 TENDER.

      The Vendor and Purchaser acknowledge that the "Teraview Electronic Registration System" ("TERS") is operative in the applicable Land Titles Office in which the Property is registered, and agree that the following provisions shall govern closing, namely:

      (a) Each of the Purchaser and the Vendor shall be obliged to retain a solicitor who is both an authorized TERS user and in good standing with the Law Society of Upper Canada, and who are hereby authorized by the parties hereto to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on July 5, 2002 or any successor version thereto (hereinafter referred to as the "DOCUMENT REGISTRATION AGREEMENT"), together with the additional requirement that the registering solicitor shall also be obliged to provide the non- registering solicitor with a copy of the registration report printed by TERS upon the registration of the electronic documents, as evidence of the registration thereof, within one (1) business day of the Closing Date. It is understood and agreed that the Document Registration

            Agreement shall outline or establish the procedures and timing for completing this transaction electronically, and shall be executed by both the Vendor's solicitor and the Purchaser's solicitor and exchanged by courier or telefax between said solicitors (such that each solicitor has a photocopy of telefaxed copy of the Document Registration Agreement duly executed by both solicitors) by no later than five (5) days before the Closing Date;

      (b) The delivery and exchange of documents, monies and keys to the Property, and the release thereof to the Vendor and the Purchaser, as the case may be:

            (i) may not occur contemporaneously with the registration of the Transfer (and other registerable documentation); and

            (ii) shall be governed by the Document Registration Agreement, pursuant to which the solicitor receiving any documents, keys and/or certified funds will be required to hold same in escrow, and will not be entitled to release same except in strict accordance with the provisions of the Document Registration Agreement;

      (c) Notwithstanding anything contained in this Agreement or in the Document Registration Agreement to the contrary, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been validly made by either party (in this paragraph called the "TENDERING PARTY") upon the other party (in this paragraph called the "RECEIVING PARTY") when the solicitor for the Tendering Party has:

            (i) delivered all applicable closing documents, keys and funds to the Receiving Party's solicitor in accordance with the provisions of the Document Registration Agreement;

            (ii) advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the transaction in accordance with the terms and provisions of this Agreement; and

            (iii) has completed all steps required by TERS in order to complete this transaction that can be performed or undertaken by the Tendering Party's solicitor without the cooperation or participation of the Receiving Party's solicitor, and specifically when the Tendering Party's solicitor has electronically "signed" the Transfer/Deed and (any other registerable documentation) for completeness and granted "access" to the Receiving Party's solicitor (but without the Tendering Party's solicitor releasing same for registration by the Receiving Party's solicitor);

            without the necessity of personally attending upon the Receiving Party or the Receiving Party's solicitor with the aforementioned documents, keys and/or funds, and without any requirement to have an independent witness evidencing the foregoing.

SECTION 11.6 DISCHARGE OF INSTITUTIONAL MORTGAGES.

      If a discharge of any charge or mortgage held by a corporation incorporated pursuant to the Loan Companies Act (Canada), Chartered Bank, Trust Company, Credit Union, Caisse Populaire or Insurance Company is not available in registrable form on completion, the Purchaser agrees to accept the Vendor's lawyer's personal undertaking to obtain, out of the closing funds, a discharge in registrable form and to register same on title to the Property within a reasonable period of time after completion, provided that on or before completion the Vendor shall provide to the Purchaser a mortgage statement prepared by the mortgagee addressed to the Purchaser, Vendor and their respective solicitors, setting out the balance required to obtain the discharge, together with a direction executed by the Vendor directing payment to the mortgagee of the amount required to obtain the discharge out of the balance due on completion (all such documentation to be in accordance with the Law Society of Upper Canada publication, The Advisor, with respect to the mortgage discharges published in September, 1992). In this regard, the Purchaser acknowledges and agrees that the security held by ABN AMBRO Bank in respect of the Property qualifies as an institutional mortgage to be discharged, if necessary, in accordance with the terms hereof.

SECTION 11.7 TIME OF ESSENCE.

      Time shall be of the essence of this Agreement in all respects and any waiver of any time provision shall not be effective unless in writing and signed by both parties.

SECTION 11.8 ENUREMENT.

      This Agreement shall be binding on and shall enure to the benefit of the successors and permitted assigns of each party.

SECTION 11.9 ASSIGNMENT.

      No party hereto may assign its rights and obligations under this Agreement without the prior written consent of the other parties save and except that the Purchaser, upon giving written notice to the Vendor at any time on or prior to five (5) business days prior to the Real Estate Closing Date is entitled to assign this

Agreement or any of its rights or obligations under this Agreement to any wholly-owned subsidiary of Purchaser, subject to the following conditions:

      (a) The assignee will become jointly and severally liable with Purchaser, as a principal and not as a surety, with respect to all of the obligations of the Purchaser hereunder, including the representations, warranties, covenants, indemnities and agreements of Purchaser;

      (b) The assignee must execute an agreement confirming the assignment and the assumption by the assignee of all obligations of Purchaser under this Agreement; and

      (c) The Purchaser unconditionally and irrevocably guarantees the obligations of the assignee under the Promissory Note and Second Mortgage and any other collateral security delivered by the assignee hereunder.

SECTION 11.10 COSTS AND EXPENSES.

      Save and except as otherwise set out herein, each of the parties shall bear their own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in completion of the Real Estate Closing.

SECTION 11.11 FURTHER ASSURANCES.

      Each of the parties shall at all times hereafter execute and deliver, at the request of another party, all such further documents and instruments and shall do and perform all such further acts as may be reasonably required by that other party to give full effect to the intent and meaning of this Agreement.

SECTION 11.12 LAND REGISTRY OFFICE.

      If the Real Estate Closing Date shall fall upon a day upon which the relevant Land Registry Office is not open for business, then the Real Estate Closing Date shall be the next day when the Land Registry Office is open for business.

SECTION 11.13 EXECUTION BY TELECOPY AND COUNTERPARTS.

      This Agreement may be executed by the parties and transmitted by telecopy and by counterpart and if so executed and transmitted, this Agreement shall be for all purposes as effective as if the parties had delivered an executed original Agreement and all counterparts shall together constitute one and same Agreement.

      IN WITNESS WHEREOF each of the parties hereto have executed this Agreement effective as of the Effective Date.

                                        1387746 ONTARIO INC.

                                        By: ___________________________________
                                             Name: Winston Penny
                                             Title: President

                                        BST ACQUISITION LTD.

                                        By: ___________________________________
                                             Name:
                                             Title: President